Exhibit D

I have examined the Fidelity Bond limit requirements, as prescribed in Rule 17g-1 for the three parties insured under Axis Reinsurance Company Bond No. RNN760725/01/2011. This limits analysis is based upon the total asset value of each registrant as stated in the relevant renewal application.

The results of the analysis are as follows:

Registrant _______	Asset value		Required Limit

New Mountain Finance Corporation	$0	*	$0

New Mountain Finance Holdings, LLC	$630,590,006		$900,000

New Mountain Finance AIV Holdings Corporation	$0	*	$0

	Total Limit:		$900,000

As you are aware, the limit under the current bond is $1,000,000. Therefore, according to these calculations, the bond amount is sufficient to meet requirements of Rule 17g-1.
Sincerely,

/s/ Adam B. Weinstein
Adam B. Weinstein
Chief Financial Officer and Treasurer

*New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation are feeder funds into New Mountain Finance Holdings, LLC with no assets other than their units in New Mountain Finance Holdings, LLC.